Exhibit 10.1

Bank of America, N.A.

901 Main Street, 11th Floor

Dallas, Texas 75202

CONSENT Fee Letter

April 26, 2020

MRC Global (US) Inc.

Fulbright Tower

1301 McKinney Street, Suite 2300

Houston, TX 77010-3035

Ladies and Gentlemen:

Pursuant to a letter dated April 22, 2020, MRC Global (US) Inc. (“MRC Global US”) requested that Bank of America, N.A., as administrative agent (in such capacity, “Agent”) for MRC Global US’s and certain of its subsidiaries’ Third Amended and Restated Loan, Security and Guarantee Agreement dated as of September 22, 2017 (as amended, the “Loan Agreement”), attempt to solicit consents from the Lenders under the Loan Agreement for certain matters described in such letter and the related memorandum (the “Consent Request”).  In connection with the Consent Request, MRC Global US hereby agrees with Agent as follows:

1. Consent Fees.  Upon obtaining the Requisite Consent (as defined in the Consent Request), MRC Global US will pay to Agent, for the account of each of the Lenders that agrees to the Consent Request on or before 5:00 p.m. (central time) on April 27, 2020 as  provided therein (whether or not such Lender’s jurisdiction is ultimately approved under the Consent Request or constitutes a Requisite Jurisdiction as defined thereunder (and including Bank of America if its consent is provided)), a consent fee for each such consenting Lender equal to ten basis points (0.10%) of the amount of each such consenting Lender’s Commitment.

2. Additional Inventory Appraisal Expenses.  In addition to any field exams and appraisals conducted at Borrowers’ expense pursuant to the terms of the Loan Agreement, if the Requisite Consent is obtained MRC Global US agrees to pay (or reimburse Agent) for one additional appraisal initiated under Section 10.1.15 of the Loan Agreement if Excess Availability is less than $200,000,000 at any time prior to the next annual appraisal.  Furthermore, notwithstanding anything to the contrary in the Loan Agreement, MRC Global US, on behalf of itself and the other Borrowers, agrees (i) not to (and agrees that it will cause the other Borrowers not to) send any Notices of Borrowing (or similar loan request) or request any Letters of Credit under the Loan Agreement if Excess Availability is or would be less than $200,000,000 after giving effect thereto until after the completion and implementation of an additional appraisal (a violation of which shall constitute an Event of Default under the Loan Agreement unless otherwise waived) and (ii) that Agent and Lenders may reject any Notice of Borrowing (or similar loan request) or Letter of Credit request that does not comply with the foregoing clause (i).

3. Other Costs and Expenses.  Whether or not the Requisite Consent is obtained, MRC Global US agrees to pay all reasonable and documented out-of-pocket costs and expenses incurred by Agent in connection with the Consent Request (including the reasonable and documented out-of-pocket legal fees and expenses of outside counsel) for which invoices have been presented to MRC Global US.

MRC Global US’s obligations to pay the foregoing fees, costs and expenses will not be subject to counterclaim or setoff for, or be otherwise affected by, any claim or dispute that MRC Global US may have.  The fees payable as set forth above shall be deemed fully earned by Agent and the consenting Lenders upon becoming due and payable, and shall be non-refundable for any reason whatsoever and shall be in addition to (but without duplication of) any other fee, cost or expense reimbursement required to be paid by MRC Global US pursuant to or in connection with the Loan Agreement (including the fees described in the Fee Letter as defined therein).  In addition, MRC Global US agrees that Section 14.2 of the Loan Agreement will apply with respect to Agent’s activities in connection with the Consent Request.

MRC Global US agrees not to pay any compensation (other than as expressly contemplated by this Consent Fee Letter) to other Lenders in connection with the Consent Request unless Agent shall so agree.  This Consent Fee Letter does not represent an approval by Bank of America or an assurance of any particular outcome with respect to the Consent Request.

This Consent Fee Letter is a Loan Document and will be governed by the laws of the State of New York.  Capitalized terms used in this Consent Fee Letter without definition shall have the meanings assigned to such terms in the Loan Agreement.  This Consent Fee Letter may be executed in any number of counterparts and by different parties to this Consent Fee Letter on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same Consent Fee Letter.  Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

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If the terms of this Consent Fee Letter are in accordance with MRC Global US’s understanding, please execute and return this Consent Fee Letter to Agent.

Very truly yours,

BANK OF AMERICA, N.A., as Agent

By: ______________________________

Name:Terrance O. McKinney

Title:Senior Vice President

The provisions of this Consent Fee Letter

are accepted and agreed to by

MRC Global US as of the date first written above:

MRC GLOBAL (US) INC.

By: ______________________________

Name:

Title: